Exhibit 10.21.1

ADDENDUM NO. 1 TO QUOTA SHARE AGREEMENT

This Addendum No. 1 is made and entered into as of the 15th day of October, 2018 ("Effective Date"), and amends the Quota Share Reinsurance Agreement ("Agreement") by and between Watford Insurance Company and Arch Reinsurance Company, dated September 1, 2016 (effective September 1, 2016).

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.	The definition of "Policy(ies)" is amended by addition of the following provision:

provided, however, that "Policy" shall not include any insurance policy as to which Reinsurer or any Affiliate (as defined in the Services Agreement) of Reinsurer has a side-by-side participation with the Company on the same risk (for the same layer and same time period) as the Company equal to or greater than 17.65% of the Company's percentage participation on such risk.

2.	The second sentence of Article 12, prior to the provision (which provision is not amended), is amended as follows:

Within 15 days of such notice, the Reinsurer shall notify the Company of confirmation that it elects a Ceded Percentage (i) equal to 50%; (ii) lower than 50%, but no lower than 15%; or (iii) higher than 50%, but no higher than 90% (unless otherwise agreed by the Reinsurer and the Company), in respect to such Policy ("Cession Notice");

3.	Article 9 is amended by the addition of a new antepenultimate sentence as follows:

Notwithstanding the foregoing, for any Policy for which the Ceded Percentage is greater than 90%, the ceding fee shall be as agreed between the Reinsurer and the Company.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Addendum No. 1 as of the date first above written.

WATFORD INSURANCE COMPANY

By:	/s/ Alex Scherer
Name: Alex Scherer
Title: President & CEO

ARCH REINSURANCE COMPANY

By:	/s/ Barry Golub
Name: Barry Golub
Title: Chief Financial Officer